UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)



                          Panacos Pharmaceuticals, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    69811Q106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 5, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a Reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  69811Q106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Conus Partners, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          7,263,489

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          7,263,489

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,263,489

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.54%

12.  TYPE OF REPORTING PERSON*

          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  69811Q106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Andrew Zacks

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          52,600 (2)

6.   SHARED VOTING POWER

          7,263,489

7.   SOLE DISPOSITIVE POWER

          52,600 (2)

8.   SHARED DISPOSITIVE POWER

          7,263,489

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,316,089

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.64%

12.  TYPE OF REPORTING PERSON*

          IN

(2) Due to an administrative oversight, the initial Schedule 13G, filed on August 7, 2008, did not break out these shares of the Issuer's Common Stock as being beneficially owned solely by Andrew Zacks.

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  69811Q106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Conus Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          3,296,623

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          3,296,623

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,296,623

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.15%

12. TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  69811Q106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Conus Fund (QP), L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          3,228,266

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          3,228,266

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,228,266

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.02%

12.  TYPE OF REPORTING PERSON*

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  69811Q106
--------------------


Item 1.(a)  Name of Issuer:

                 Panacos Pharmaceuticals, Inc.
            --------------------------------------------------------------------

       (b)  Address of Issuer's Principal Executive Offices:

                 134 Coolidge Avenue
                 Watertown, Massachusetts 02472
                 United States of America
            --------------------------------------------------------------------


Item 2.(a)  Name of Person Filing:

                 Conus Partners, Inc.
                 Andrew Zacks
                 The Conus Fund, L.P.
                 The Conus Fund (QP), L.P.
            --------------------------------------------------------------------

       (b)  Address of Principal Business Office, or if None, Residence:

                 Conus Partners, Inc.
                 49 West 38th Street, 11th Floor
                 New York, New York 10018
                 United States of America

                 Andrew Zacks
                 c/o Conus Partners, Inc.
                 49 West 38th Street, 11th Floor
                 New York, New York 10018
                 United States of America

                 The Conus Fund, L.P.
                 49 West 38th Street, 11th Floor
                 New York, New York 10018
                 United States of America

                 The Conus Fund (QP), L.P.
                 49 West 38th Street, 11th Floor
                 New York, New York 10018
                 United States of America

            --------------------------------------------------------------------

       (c)  Citizenship:

                 Conus Partners, Inc.:       New York
                 Andrew Zacks:               United States of America
                 The Conus Fund, L.P.:       New York
                 The Conus Fund (QP), L.P.:  New York
            --------------------------------------------------------------------

       (d)  Title of Class of Securities:

                 Common Stock, $0.01 par value
            --------------------------------------------------------------------

       (e)  CUSIP Number:

                 69811Q106
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a) [_]   Broker or dealer registered under Section 15 of the Exchange
                 Act.

       (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [_] Investment company registered under Section 8 of the Investment Company Act.

       (e) [_]   An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

                 Provide the following information regarding the aggregate
            number and percentage of the class of securities of the issuer identified in Item 1.

       (a)  Amount beneficially owned:

            Conus Partners, Inc.:       7,263,489 shares
            Andrew Zacks:               7,316,089 shares
            The Conus Fund, L.P.:       3,296,623 shares
            The Conus Fund (QP), L.P.:  3,228,266 shares
            --------------------------------------------------------------------

       (b)  Percent of class:

            Conus Partners, Inc.:      13.54%
            Andrew Zacks:              13.64%
            The Conus Fund, L.P.:       6.15%
            The Conus Fund (QP), L.P.:  6.02%
            --------------------------------------------------------------------

       (c)  Number of shares as to which Conus Partners, Inc. has:

             (i) Sole power to vote or to direct the vote                   0
                                                                   -----------,

            (ii) Shared power to vote or to direct the vote         7,263,489
                                                                   -----------,

           (iii) Sole power to dispose or to direct the
                 disposition of                                             0
                                                                   -----------,

            (iv) Shared power to dispose or to direct the
                 disposition of                                     7,263,489
                                                                   -----------.

            Number of shares as to which Andrew Zacks has:

             (i) Sole power to  vote or to direct the vote             52,600
                                                                   -----------,

            (ii) Shared power to vote or to direct the vote         7,263,489
                                                                   -----------,

           (iii) Sole power to dispose or to direct the
                 disposition of                                        52,600
                                                                   -----------,

            (iv) Shared power to dispose or to direct the
                 disposition of                                     7,263,489
                                                                   -----------.

            Number of shares as to which The Conus Fund, L.P. has:

             (i) Sole power to vote or to direct the vote                   0
                                                                   -----------,

            (ii) Shared power to vote or to direct the vote         3,296,623
                                                                   -----------,

           (iii) Sole power to dispose or to direct the
                 disposition of                                             0
                                                                   -----------,

            (iv) Shared power to dispose or to direct the
                 disposition of                                     3,296,623
                                                                   -----------.

            Number of shares as to which The Conus Fund (QP), L.P. has:

             (i) Sole power to vote or to direct the vote                   0
                                                                   -----------,

            (ii) Shared power to vote or to direct the vote         3,228,266
                                                                   -----------,

           (iii) Sole power to dispose or to direct the
                 disposition of                                             0
                                                                   -----------,

            (iv) Shared power to dispose or to direct the
                 disposition of                                     3,228,266
                                                                   -----------.
            --------------------------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                 N/A
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                 N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                 N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 If a group has filed this schedule pursuant to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                 N/A
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                 Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                 N/A
            --------------------------------------------------------------------


Item 10.    Certification.

         By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             February 9, 2009
                            ------------------------------
                             (Date)


                                  /s/ Andrew Zacks (3)
                            ------------------------------
                                      Andrew Zacks


                             Conus Partners, Inc. (4)

                             By:  /s/ Andrew Zacks
                            --------------------------
                               Name:  Andrew Zacks
                              Title:  Managing Director


                             The Conus Fund, L.P.

                              By: /s/ Andrew Zacks
                            ------------------------------
                               Name:  Andrew Zacks
                              Title: Managing Director of Conus Partners, Inc., its investment adviser


                             The Conus Fund (QP), L.P.

                              By: /s/ Andrew Zacks
                            ------------------------------
                               Name:  Andrew Zacks
                              Title: Managing Director of Conus Partners, Inc., its investment adviser


(3) This Reporting Person disclaims beneficial ownership of the shares of the Issuer's Common Stock held in the accounts of private investment vehicles to which Conus Partners, Inc. serves as investment adviser, except to the extent of his pecuniary interest therein.

(4) This Reporting Person disclaims beneficial ownership of the shares of the Issuer's Common Stock, except to the extent of its pecuniary interest therein.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A


                                    AGREEMENT


         The undersigned agree that this Schedule 13G amendment dated February 9, 2009 relating to the Common Stock, par value $0.01 per share, of Panacos Pharmaceuticals, Inc. shall be filed on behalf of the undersigned.


                                  /s/ Andrew Zacks
                            ------------------------------
                                      Andrew Zacks


                             Conus Partners, Inc.

                             By:  /s/ Andrew Zacks
                            --------------------------
                               Name:  Andrew Zacks
                              Title:  Managing Director


                             The Conus Fund, L.P.

                              By: /s/ Andrew Zacks
                            ------------------------------
                               Name:  Andrew Zacks
                              Title: Managing Director of Conus Partners, Inc., its investment adviser


                             The Conus Fund (QP), L.P.

                              By: /s/ Andrew Zacks
                            ------------------------------
                               Name:  Andrew Zacks
                              Title: Managing Director of Conus Partners, Inc., its investment adviser





SK 02665 0004 962898